FIDELITY BOND RENEWAL - PREMIUM ALLOCATION 9/1/2011 - 9/1/2012

Virtus Investment Partners

Fidelity Bond Premium Allocation

9/1/2011 to 9/1/2012

Premium for $25,000,000	$41,500.00
Allocation: 25% VPD	10,375.00
26% Investment Advisors	10,790.00	[SEE BELOW]
1% VP	415.00
48% Mutual Funds	19,920.00	[SEE DISTRIBUTION BELOW]
	41,500.00

FUND	Gross Assets as of 8/31/2011	% of Total	Allocated Premium
Virtus Equity Trust	2,252,156,141.94	0.085302537	1,699.23
Virtus Insight Trust	5,269,694,560.59	0.199594648	3,975.93
Virtus Institutional Trust	35,054,670.32	0.001327729	26.45
Virtus Opportunities Trust	11,903,967,273.80	0.450873981	8,981.41
Virtus Variable Insurance Trust	1,387,183,415.45	0.052540879	1,046.61
Duff & Phelps Utility and Corporate Bond Trust, Inc.	526,516,792.00	0.01994232	397.25
DNP Select Income Fund, Inc.	2,934,556,507.00	0.111149094	2,214.09
DTF Tax Free Income, Inc.	203,369,588.00	0.007702815	153.44
Duff & Phelps Global Utility Income Fund Inc.	1,041,044,694.45	0.039430549	785.46
The Zweig Fund, Inc.	320,231,241.76	0.01212906	241.61
The Zweig Total Return Fund, Inc.	528,208,344.83	0.020006389	398.53

	26,401,983,230.14	1.00	19,920.00

Investment Advisor	Fund Gross Assets by Adviser as of 8/31/2011	% of Total	Allocated Premium
Virtus Investment Advisers, Inc.	7,331,651,766.03	0.277693221	2,996.31
Duff & Phelps Investment Management Co.	6,124,847,518.09	0.231984373	2,503.11
Euclid Advisors LLC	4,436,257,629.54	0.168027439	1,813.02
Kayne Anderson Rudnick Investment Management	1,442,687,453.30	0.054643147	589.60
Newfleet Asset Management, LLC	6,218,099,276.59	0.235516371	2,541.22
Zweig Advisors LLC	848,439,586.59	0.032135449	346.74

TOTAL	26,401,983,230.14	100.00%	10,790.00